Exhibit 1

Company Contact

Niran Baruch, Chief Financial Officer AudioCodes Tel: +972-3-976-4000 niran.baruch@audiocodes.com

AudioCodes Reports Third Quarter 2026 Results

Or Yehuda, Israel – November 4, 2026 - AudioCodes (NASDAQ: AUDC) Press Release

Third Quarter Highlights

●	Quarterly revenues increased by 4.2% year-over-year to $64.1 million;

●	Quarterly services revenues increased by 19.9% year-over-year to $37.1 million;

●	GAAP results:

o	Quarterly GAAP gross margin was 65.7%;

o	Quarterly GAAP operating margin was 5.3%;

o	Quarterly GAAP net income was $3.6 million, or $0.15 per diluted share;

●	Non-GAAP results:

o	Quarterly Non-GAAP gross margin was 65.8%;

o	Quarterly Non-GAAP operating margin was 7.4%;

o	Quarterly Non-GAAP net income was $4.0 million, or $0.16 per diluted share;

●	Net cash provided by operating activities was $4.1 million for the quarter;

●	AudioCodes repurchased 1,517,568 of its ordinary shares during the quarter at an aggregate cost of $15.1 million.

AudioCodes Reports Third Quarter 2026 Results	Page 1 of 10

Details

AudioCodes (the “Company”), a global leader in enterprise voice and VoiceAI business solutions, today announced its financial results for the third quarter ended September 30, 2026.

Revenues for the third quarter of 2026 were $64.1 million compared to $61.5 million for the third quarter of 2025.

Net income was $3.6 million, or $0.15 per diluted share, for the third quarter of 2026 compared to net income of $2.7 million, or $0.10 per diluted share, for the third quarter of 2025.

On a non-GAAP basis, net income was $4.0 million, or $0.16 per diluted share, for the third quarter of 2026 compared to $4.9 million, or $0.17 per diluted share, for the third quarter of 2025.

Non-GAAP net income excludes: (i) share-based compensation expenses; (ii) amortization expenses related to intangible assets; and (iii) financial income (expenses) related to exchange rate differences in connection with revaluation of assets and liabilities in non-dollar denominated currencies. Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income and non-GAAP operating margin exclude: (i) share-based compensation expenses and (ii) amortization expenses related to intangible assets. Reconciliations of the non-GAAP measures to their most directly comparable GAAP measures are provided in the tables that accompany the condensed consolidated financial statements contained in this press release.

Net cash provided by operating activities was $4.1 million for the third quarter of 2026. Cash and cash equivalents, short-term bank deposits, short-term marketable securities, and long-term financial investments were $47.1 million as of September 30, 2026, compared to $75.7 million as of December 31, 2025. The decrease in cash and cash equivalents, short-term bank deposits, short-term marketable securities, and long-term financial investments was primarily the result of the use of cash for the continued repurchase of the Company’s ordinary shares pursuant to its share repurchase program and the payment of a cash dividend during each of the first and third quarters of 2026. This was partially offset by cash generated from operating activities.

AudioCodes Reports Third Quarter 2026 Results	Page 2 of 10

“I am pleased to report strong financial results and continued business momentum for the third-quarter 2026. Our solid financial results demonstrate progress in our strategic transformation of AudioCodes into a voice AI-driven cloud software and services company,” said Shabtai Adlersberg, President and Chief Executive Officer of AudioCodes.

“Third-quarter results were driven by continued momentum in our two key growth pillars: the Live suite of managed services for UCaaS and CX, and our VoiceAI business. Combined annual recurring revenue (ARR) for these segments reached $87 million, up 16% year over year. Our Microsoft Teams business continued to grow with sustained momentum, growing 4% year over year.

“Our UCaaS and CX connectivity business, which now accounts for more than 85% of our overall business, has remained resilient, with a promising outlook for 2027.

“Building on revenue growth earlier this year, our VoiceAI business grew 50% in the first three quarters of 2026 year-over-year, reflecting strong, broad-based demand across the portfolio. During the quarter, VoiceAI Connect and Live Hub continued to achieve record bookings, supported by a growing pipeline, new customer wins, and significant expansion among existing customers. Revenue from Voca CIC, our Microsoft Teams-certified contact center solution, grew more than 40% year over year during the quarter. Meeting Insights and Mia Edge, our enterprise-grade meeting intelligence solutions for cloud and on-premises environments, also gained traction, with revenue growing more than 100% during this quarter compared with the same period a year earlier.

“Overall, we achieved our operational and financial targets for the third quarter period. The ongoing investments in Live services and VoiceAI have significantly contributed to our success and position us favorably for continued healthy top-line growth throughout the rest of 2026 and 2027,” concluded Mr. Adlersberg.

AudioCodes Reports Third Quarter 2026 Results	Page 3 of 10

Share Buy Back Program and Cash Dividend

On August 4, 2026, the Company declared a cash dividend of 20 cents per share. The dividend, in the aggregate amount of approximately $4.8 million, was paid on September 3, 2026, to all of the Company’s shareholders of record on August 19, 2026.

In September 2026, the Company received court approval in Israel to purchase up to an aggregate amount of $30 million of ordinary shares. The court approval also permits AudioCodes to declare a dividend out of any part of this amount. The approval is valid through March 9, 2027.

During the quarter ended September 30, 2026, the Company acquired 1,517,568 of its ordinary shares under its share repurchase program for a total consideration of $15.1 million.

As of September 30, 2026, the Company had $26.7 million available under this approval for the repurchase of shares and/or declaration of cash dividends.

As of September 30, 2026, the total outstanding shares of the Company were 23,296,828.

Conference Call & Web Cast Information

AudioCodes will conduct a conference call at 8:30 A.M., Eastern Time today to discuss the Company’s third quarter of 2026 operating performance, financial results and outlook. Interested parties may participate in the conference call by dialing one of the following numbers:

United States Participants: 888-506-0062

International Participants: +1 (973) 528-0011

The conference call will also be simultaneously webcast. Investors are invited to listen to the call live via webcast at the AudioCodes investor website at http://www.audiocodes.com/investors-lobby.

AudioCodes Reports Third Quarter 2026 Results	Page 4 of 10

Follow AudioCodes’ social media channels:

AudioCodes invites you to join our online community and follow us on: AudioCodes Voice Blog, LinkedIn, X, Facebook, and YouTube.

About AudioCodes

AudioCodes Ltd. (NASDAQ, TASE: AUDC) is a global leader in enterprise voice and VoiceAI business solutions. We help organizations unlock the full value of voice, transforming every conversation, whether human or AI, into a strategic asset that drives better business outcomes. Our portfolio spans voice connectivity, unified communications and contact center integration, and next-generation voice AI applications that enhance collaboration, automate workflows and deliver real-time insights. With over 30 years of global experience and trusted by 65 of the Fortune 100, AudioCodes powers the intelligent enterprise, connecting people, platforms and data to move business forward.

For more information on AudioCodes, visit http://www.audiocodes.com.

Statements concerning AudioCodes’ business outlook or future economic performance, product introductions and plans and objectives related thereto, and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as the term is defined under U.S. federal securities laws. Forward-looking statements are subject to various risks, uncertainties, and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to, the following: the effect of global economic conditions in general and conditions in AudioCodes’ industry and target markets in particular, including governmental undertakings to address such conditions; shifts in supply and demand; market acceptance of new products and the demand for existing products; the impact of competitive products and pricing on AudioCodes’ and its customers’ products and markets; timely product and technology development, upgrades, the advent of artificial intelligence, and the ability to manage changes in market conditions and evolving regulatory regimes, as applicable; possible need for additional financing; the ability to satisfy covenants in AudioCodes’ financing agreements; possible impacts and disruptions from AudioCodes’ acquisitions, including the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes’ business; possible adverse impacts attributable to any pandemic or other public health crisis on our business and results of operations; the effects of the current and any future hostilities involving Israel, including in the regions in which we or our counterparties operate, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; and any other factors described in AudioCodes’ filings made with the U.S. Securities and Exchange Commission from time to time. AudioCodes assumes no obligation to update the information in this release.

©2026 AudioCodes Ltd. All rights reserved. AudioCodes, AC, HD VoIP, HD VoIP Sounds Better, IPmedia, Mediant, MediaPack, What’s Inside Matters, OSN, SmartTAP, User Management Pack, VMAS, VoIPerfect, VoIPerfectHD, Your Gateway To VoIP, 3GX, AudioCodes One Voice, AudioCodes Meeting Insights, and AudioCodes Room Experience are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

AudioCodes Reports Third Quarter 2026 Results	Page 5 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	September 30,	December 31,
	2026	2025
	(Unaudited)	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$41,991	$45,282
Short-term bank deposits	252	239
Short-term marketable securities	2,520	27,350
Trade receivables, net	64,553	67,358
Other receivables and prepaid expenses	13,357	19,064
Inventories	24,926	22,032

Total current assets	147,599	181,325

LONG-TERM ASSETS:
Long-term Trade receivables	$12,150	$13,065
Long-term financial investments	2,372	2,790
Deferred tax assets	6,501	7,773
Operating lease right-of-use assets	30,491	30,077
Severance pay funds	22,227	21,163

Total long-term assets	73,741	74,868

PROPERTY AND EQUIPMENT, NET	29,679	29,248

GOODWILL, INTANGIBLE ASSETS AND OTHER, NET	40,054	37,579

Total assets	$291,073	$323,020

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	$10,849	$6,416
Other payables and accrued expenses	29,584	30,284
Deferred revenues	40,017	38,243
Short-term operating lease liabilities	7,122	6,635

Total current liabilities	87,572	81,578

LONG-TERM LIABILITIES:
Accrued severance pay	$18,609	$18,278
Deferred revenues and other liabilities	25,414	20,517
Long-term operating lease liabilities	32,084	31,348

Total long-term liabilities	76,107	70,143

Total shareholders’ equity	127,394	171,299
Total liabilities and shareholders’ equity	$291,073	$323,020

AudioCodes Reports Third Quarter 2026 Results	Page 6 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Revenues:
Products	$83,545	$86,896	$27,037	$30,606
Services	105,700	96,103	37,107	30,941

Total Revenues	189,245	182,999	64,144	61,547
Cost of revenues:
Products	30,667	33,086	10,507	11,150
Services	33,958	31,370	11,503	10,112

Total Cost of revenues	64,625	64,456	22,010	21,262

Gross profit	124,620	118,543	42,134	40,285

Operating expenses:
Research and development, net	40,801	39,087	13,447	13,188
Selling and marketing	61,867	57,318	21,203	18,942
General and administrative	12,018	11,832	4,112	4,094

Total operating expenses	114,686	108,237	38,762	36,224

Operating income	9,934	10,306	3,372	4,061
Financial income (expenses), net	(898)	586	1,243	64

Income before taxes on income	9,036	10,892	4,615	4,125
Taxes on income, net	(2,968)	(3,838)	(977)	(1,393)

Net income	$6,068	$7,054	$3,638	$2,732

Basic net earnings per share	$0.24	$0.24	$0.15	$0.10

Diluted net earnings per share	$0.24	$0.24	$0.15	$0.10

Weighted average number of shares used in computing basic net earnings per share (in thousands)	25,197	28,858	23,939	28,169

Weighted average number of shares used in computing diluted net earnings per share (in thousands)	25,716	29,356	24,504	28,672

AudioCodes Reports Third Quarter 2026 Results	Page 7 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Gross profit	$124,620	$118,543	$42,134	$40,285
Gross margin	65.9%	64.8%	65.7%	65.5%
Share-based compensation (1)	215	319	62	94
Amortization expenses (2)	-	366	-	122
Non-GAAP gross profit	124,835	119,228	42,196	40,501
Non-GAAP gross margin	66.0%	65.2%	65.8%	65.8%

Operating income	$9,934	$10,306	$3,372	$4,061
Operating margin	5.2%	5.6%	5.3%	6.6%
Share-based compensation (1)	4,193	4,901	1,382	1,625
Amortization expenses (2)	19	399	-	133
Non-GAAP operating income	14,146	15,606	4,754	5,819
Non-GAAP operating margin	7.5%	8.5%	7.4%	9.5%

Net income	$6,068	$7,054	$3,638	$2,732
Net earnings per share	$0.24	$0.24	$0.15	$0.10
Share-based compensation (1)	4,193	4,901	1,382	1,625
Amortization expenses (2)	19	399	-	133
Exchange rate differences (3)	1,329	1,310	(1,059)	392
Non-GAAP net income	$11,609	$13,664	$3,961	$4,882
Non-GAAP diluted net earnings per share	$0.44	$0.45	$0.16	$0.17
Weighted average number of shares used in computing Non-GAAP diluted net earnings per share (in thousands)	26,447	30,094	25,191	29,437

(1)	Share-based compensation expenses related to options and restricted share units granted to employees and others.
(2)	Amortization expenses related to intangible assets.
(3)	Financial income (expenses) related to exchange rate differences in connection with revaluation of assets and liabilities in non-dollar denominated currencies.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies.

AudioCodes Reports Third Quarter 2026 Results	Page 8 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended		Three months ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$6,068	$7,054	$3,638	$2,732
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,386	3,096	1,174	1,183
Amortization of marketable securities premiums and accretion of discounts, net	136	312	14	115
Decrease (increase) in accrued severance pay, net	(733)	(714)	342	(790)
Share-based compensation expenses	4,193	4,901	1,382	1,625
Decrease in deferred tax assets, net	1,206	708	516	401
Cash financial loss (income), net	571	37	164	15
Decrease in operating lease right-of-use assets	3,649	3,292	1,386	1,093
Decrease (increase) in operating lease liabilities	(2,840)	(133)	(2,466)	(555)
Decrease (increase) in trade receivables, net	3,720	(10,373)	(3,041)	(7,237)
Decrease (increase) in other receivables and prepaid expenses	3,213	(6,464)	2,730	(2,020)
Decrease (increase) in inventories	(3,054)	7,261	(1,188)	2,285
Increase in trade payables	4,161	2,761	1,278	2,674
Decrease (increase) in other payables and accrued expenses	(8,170)	7,027	(4,020)	277
Increase in deferred revenues	7,491	6,471	2,171	2,256

Net cash provided by operating activities	22,997	25,236	4,080	4,054

Cash flows from investing activities:
Proceeds from short-term deposits	(13)	(23)	3	(5)
Proceeds from financial investments	134	243	12	65
Proceeds from maturity of marketable securities	24,827	5,200	7,450	2,000
Purchase of financial investments	(135)	(442)	-	-
Purchase of property and equipment	(3,355)	(4,830)	(1,059)	(1,571)

Net cash provided by investing activities	21,458	148	6,406	489

AudioCodes Reports Third Quarter 2026 Results	Page 9 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended		Three months ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Cash flows from financing activities:
Purchase of treasury shares	(37,669)	(24,514)	(15,121)	(12,696)
Cash dividends paid to shareholders	(10,077)	(10,934)	(4,788)	(5,608)
Proceeds from issuance of shares upon exercise of options	-	240	-	67

Net cash used in financing activities	(47,746)	(35,208)	(19,909)	(18,237)

Net increase (decrease) in cash and cash equivalents	(3,291)	(9,824)	(9,423)	(13,694)

Cash and cash equivalents at beginning of period	45,282	58,749	51,414	62,619

Cash and cash equivalents at end of period	$41,991	$48,925	$41,991	$48,925

AudioCodes Reports Third Quarter 2026 Results	Page 10 of 10